Exhibit (d11)

AMENDMENT

to

MONEY MANAGER AGREEMENT

and SCHEDULE I

This Amendment is entered into as of July 1, 2022, between Kopernik Global Investors, LLC (the "Manager") and TIFF Investment Program ("TIP") for its TIFF Multi-Asset Fund (the “Fund”).

RECITALS

WHEREAS, the Manager and the MAF are parties to that certain Money Manager Agreement dated as of December 16, 2014, as amended June 1, 2016 (the "Agreement") pursuant to which the Manager serves as an investment adviser to the Fund; and

WHEREAS, pursuant to Section 11 of the Agreement, the parties hereto desire to amend and restate Schedule I to the Agreement to update the fee schedule; and

WHEREAS, the Manager represents that there will be no change in (a) the nature, quality or extent of services to be provided by the Manager; (b) the investment advisory or other services provided to the Fund; or (c) the personnel providing such services as a result of this amendment.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Amendment.

Schedule I to the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Schedule I attached hereto.

2.	Miscellaneous

(a)	This Amendment will be effective as of July 1, 2022.

(b)	Except as amended hereby, the Agreement will remain in full force and effect.

(c)	All capitalized terms used herein and not otherwise defined herein will have the meanings ascribed to them in the Agreement.

(d)	This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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In witness whereof, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year indicated above.

on behalf of TIFF Multi-Asset Fund by	on behalf of
TIFF Investment Program	Kopernik Global Investors, LLC

/s/ Lisa Matson	/s/ Sarah Bertrand
Signature	Signature

Lisa Matson	Sarah L. Bertrand
By: Print Name	By: Print Name

Vice President	Counsel/Chief Compliance Officer
Title	Title

Amended and Restated Schedule I

Dated as of July 1, 2022

To the

Money Manager Agreement (“Agreement”)

dated as of December 16, 2014, as amended June 1, 2016

between

Kopernik Global Investors, LLC (the “Manager”) and

TIFF Investment Program for its TIFF Multi-Asset Fund (the “Fund”)

Fee Calculation

Compensation

As compensation for the investment management services performed by the Manager pursuant to the Investment Management Agreement (“Agreement”), the Fund will pay to the Manager (i) an asset-based fee (the “Investment Management Fee”) plus, where applicable, and (ii) a performance-based fee (the “Performance Fee”), payable through a “Deferred Fee Bank”, each as described herein. For all calculations described hereunder, the net asset value (“NAV”) of the Managed Assets will be gross of all expenses, charges, and fees, except for the following:

(i)	sub-custodian transaction charges, if any, related to investments of the Managed Assets; and
(ii)	the Manager’s Investment Management Fees; and
(iii)	brokerage commissions incurred by the Managed Assets; and
(iv)	short sale transaction charges, memo pledging costs, and borrowing costs related to short sale activities, if any, by the Managed Assets; and
(v)	capital gains taxes in jurisdictions in which non-resident investors are assessed taxes, if any.

All capitalized terms used but not defined in this Schedule I will have the meanings ascribed to them in the Agreement.

Certain Defined Terms

Calculation Period: The period that:

(a) begins on the later of:

(i)	January 1 of any year for which compensation is to be paid; or
(ii)	for each new contribution within a calendar year the inception date of that addition

(b) ends on the earlier of:

(i)	December 31 of such year; or
(ii)	the date of any withdrawal.

Tranches: The Managed Assets placed with the Manager. Each additional contribution of assets becomes a separate “Tranche” of Managed Assets.

At the end of any Calculation Period for which a Performance Fee has been paid with respect to two or more Tranches, such Tranches will be combined into a single Tranche NAV Account (as defined below). Tranches for which no Performance Fee is paid will remain separate Tranches and will not be combined.

Benchmark Rate: The Benchmark Rate is the rate of return of the MSCI All Country World Index, Net Dividends Reinvested, USD (ticker: NDUEACWF).

Account Values: A memorandum account will be established for each Tranche (each an “NAV Account”), each with a Beginning of Period (“BOP”) Account Value and an End of Period (“EOP”) Account Value to be determined as follows:

•	For each NAV Account’s first Calculation Period, the BOP Account Value will equal the initial investment amount of the Tranche.

•	For all Calculation Periods, the EOP Account Value will equal:

o	the NAV of the NAV Account at the end of the Calculation Period prior to the payment of any Performance Fee, minus
o	the deduction of all fees and expenses (as noted above in Compensation).

•	For an NAV Account’s subsequent Calculation Period, the BOP Account Value will equal:

o	the NAV of the NAV Account as of the last day of such prior Calculation Period minus
o	the dollar amount of the Performance Fee calculated for that Calculation Period, if any (and after withdrawals, if any).

•	In the event of a partial withdrawal from a Tranche, the BOP Account Value for the remaining Managed Assets in such Tranche for the Calculation Period in which the withdrawal occurred will be adjusted by multiplying the BOP Account Value of such NAV Account by (a) one (1), minus (b) a fraction, in which the numerator is the dollar amount of the withdrawal and the denominator is the NAV of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal.

BOP Account Value = (NAVt) * (1-Withdrawal/NAVt-1)

Benchmark Account: A separate benchmark memorandum amount will be calculated for each Tranche (“Benchmark Account”). Each Tranche’s Benchmark Account will have a Benchmark Account BOP Value and Benchmark Account EOP Value to be determined as follows.

•	For a Tranche’s first Calculation Period, the Benchmark Account BOP Value will be equal to that Tranche’s BOP Account Value.

•	For all Calculation Periods, the Benchmark Account EOP Value will equal the Benchmark Account BOP Value multiplied by the sum of (i) one (1), plus (ii) Benchmark Rate.

•	For any subsequent Calculation Period, if a Performance Fee has been paid, the Benchmark Account BOP Value will be equal to the BOP Account Value.

•	For any subsequent Calculation Period, if a Performance Fee has not been paid, the Benchmark Account BOP Value will be equal to the Benchmark Account EOP Value, minus the lessor of either (1) the amount of any previously deferred Performance Fee divided by 20%, or (2) the total amount of such Calculation Period’s negative Performance Fee divided by 20% (i.e., the Calculation Period’s negative Excess Return).

•	In the event of a partial withdrawal from a Tranche, the Benchmark Account BOP Value for the remaining Managed Assets in such Tranche for the Calculation Period in which the withdrawal occurred will be adjusted by multiplying the Benchmark Account BOP Value by (a) one (1), minus (b) a fraction, in which the numerator is the dollar amount of the withdrawal and the denominator is the NAV of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal.

•	For the avoidance of doubt, on July 1, 2022, the Benchmark BOP Account Value will reflect the value of any prior cumulative underperformance carried forward since the last previously paid Performance Fee.

For purposes of calculating the Performance Fee, withdrawals from Tranches will be deemed to occur on a “first-in first-out” basis. For the avoidance of doubt, the payment of Investment Management or Performance Fees will not be considered withdrawals.

Calculation and Payment of Management Fee: The Fund will pay the Manager as asset based fee of 10 basis points (0.10%) per annum.

The Management Fee will be calculated monthly as of the last day of the calendar month based on the net asset value (gross of expenses except custodian transaction charges, the Management Fee, and the Performance Based Fee) of the Managed Assets as of the beginning of the month to which the fee relates. The Management Fee will be paid no later than the last day of the month after the month to which the fee relates and will be prorated for periods less than a full calendar month. The Management Fee will be paid from the Managed Assets, except for those fees payable subsequent to a complete withdrawal of the Managed Assets which will be paid out of other Fund assets.

The Management Fee will be paid as follows:

Calculation and Payment of Performance Fee:

Excess Return: Excess Return is the difference between the EOP Account Value of any NAV Tranche and the Benchmark Account EOP Value for such Tranche.

Deferred Fee Bank: Fifty percent (50%) of all positive Performance Fee amounts, or the total of any negative Performance Fee amounts, as calculated at the end of a Calculation Period will be added to (or debited from) a separate memorandum account (the “Deferred Fee Bank”).

Performance Fee: The Performance Fee Rate will be 20%. The Performance Fee will be calculated at the end of each Calculation Period. Performance Fees will be calculated separately for each Tranche.

If there is outperformance over the Benchmark Rate such that the Excess Return is positive, the Performance Fee will be equal to the Excess Return multiplied by the Performance Fee Rate.

If there is underperformance from the Benchmark Rate and the Excess Return is negative, the difference between the EOP Account Value and the Benchmark Account EOP Value will be multiplied by the Performance Fee Rate and will result in a negative Performance Fee amount.

Performance Fee = Excess Return * Fee Rate (20%)

At the end of the initial Calculation Period:

•	if the Performance Fee is a positive amount:
o	50% percent of such amount will be paid to the Manager in arrears in the month that follows the last calendar month of the Calculation Period, and
o	the remaining 50% will be held in the Deferred Fee Bank.

•	If the Performance Fee is a negative amount no Performance Fee shall be paid and the Deferred Fee Bank shall remain unfunded.

At the end of the subsequent Calculation Periods:

•	if the Performance Fee is a positive amount:
o	the full balance of the Deferred Fee Bank from the prior year will be paid to the Manager together with 50% percent of such positive Performance Fee from the current Calculation Period, and
o	the remaining 50% of the Performance Fee from the current Calculation Period will be held in the Deferred Fee Bank.

•	if the Performance Fee is a negative amount:
o	the total of such negative amount will be deducted from any assets held in the Deferred Fee Bank, the remainder of which after such deduction, if positive, will be payable to the Manager; and

o	if following such deduction the Deferred Fee Bank would reflect an amount less than zero, the Deferred Fee Bank will reflect a zero balance. For the avoidance of doubt, the Deferred Fee Bank shall not reflect a debit owed, or a negative balance that would be carried over to the subsequent Calculation Period.

In the event of a partial withdrawal, the Performance Fee, if any, pertaining to such withdrawn assets will be determined immediately prior to such withdrawal and will be multiplied by a fraction, of which the numerator is the dollar amount withdrawn and the denominator is the NAV of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal. The withdrawal date will be the end of a Calculation Period.

Upon the total withdrawal by the Fund of all invested assets, the Manager will be entitled to the full amount of the Deferred Fee Bank’s remaining assets, if any, following relevant calculations of the Performance Fee at the end of the Calculation Period in which such total withdrawal was made.